UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2024

ZeroFox Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39722	98-1557361
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1834 S. Charles Street Baltimore, Maryland		21230
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (855) 936-9369

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	ZFOX ZFOXW	The Nasdaq Stock Market LLC The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On March 15, 2024, ZeroFox Holdings, Inc. (the "Company") issued a press release announcing its financial results for the fourth quarter ending January 31, 2024. A copy of the press release is furnished herewith as Exhibit 99.1.

The information contained in this Item 2.02 and Item 9.01 in this Current Report on Form 8-K, including the accompanying Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings, unless expressly incorporated by specific reference in such filing

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits:

Exhibit Number	Description
99.1	Press release dated March 15, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEROFOX HOLDINGS, INC.

Date: March 15, 2024	By:	/s/ Timothy S. Bender
	Name:	Timothy S. Bender
	Title:	Chief Financial Officer

Exhibit 99.1

ZeroFox Announces Fourth Quarter and Fiscal Year 2024 Financial Results

Reports Record Annual Recurring Revenue and Positive Free Cash Flow

Washington, D.C., – March 15, 2024 – ZeroFox Holdings, Inc. (Nasdaq: ZFOX), an enterprise software-as-a-service leader in external cybersecurity, today announced financial results for the fourth quarter and fiscal year ended January 31, 2024.

“Q4 was another positive quarter for ZeroFox with sustained top line growth and positive free cash flow” said James C. Foster. Founder and CEO of ZeroFox. “We believe that our results validate the growing need for an AI-enabled, converged external cybersecurity platform to protect enterprises from advanced external threats.”

Fourth Quarter Fiscal Year 2024 Financial Highlights

•
Revenue: Total revenue was $60.5 million, an increase of 33% year-over-year.
•
Annual Recurring Revenue (“ARR”) was $188.4 million, an increase of 20% year-over-year.
•
Gross margin: GAAP gross margin was 35% and non-GAAP gross margin was 44%. GAAP subscription gross margin was 53% and non-GAAP subscription gross margin was 73%.
•
Loss from Operations: GAAP loss from operations was $228.6 million. Non-GAAP loss from operations was $2.2 million. GAAP loss from operations includes a goodwill impairment charge of $212.1 million.
•
Cash and Cash Equivalents were $33.1 million on January 31, 2024, an increase of approximately $3.3 million from October 31, 2023.

Full Year Fiscal Year 2024 Financial Highlights

•
Revenue: Total revenue was $233.3 million.
•
Gross margin: GAAP gross margin was 32% and non-GAAP gross margin was 41%. GAAP subscription gross margin was 51% and non-GAAP subscription gross margin was 73%.
•
Loss from Operations: GAAP loss from operations was $353.0 million. Non-GAAP loss from operations was $17.9 million. GAAP loss from operations includes a goodwill impairment charge of $284.2 million.

Recent Highlights

•
Announced $289 million in contract awards from the U.S. Office of Personnel Management (OPM) for the continued provision of digital identity protection services to the 22.1 million individuals impacted by previous security incidents.
•
Awarded nine badges in G2’s Winter 2024 Report across five categories, including brand protection, dark web monitoring, fraud detection, and threat intelligence.

Proposed Transaction with Haveli Investments

As announced on February 6, 2024, ZeroFox has entered into a definitive agreement to be acquired by Haveli Investments, a private equity firm focused on the software and technology-enabled services sectors, in an all-cash transaction with an enterprise value of approximately $350 million. The transaction is expected to close in the first half of

2024, subject to customary closing conditions, including approval by ZeroFox stockholders and the receipt of required regulatory approvals. The transaction is not subject to any financing condition. Upon the completion of the transaction, ZeroFox’s common stock and warrants will no longer be publicly listed on the Nasdaq Global Market and the Nasdaq Capital Market, respectively, and ZeroFox will become a privately held company. For more information about the pending transaction with Haveli Investments, please see ZeroFox’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 6, 2024, and the Company’s preliminary proxy statement on Schedule 14A filed with the SEC on March 8, 2024.

Given the transaction with Haveli Investments, ZeroFox will not be hosting an earnings conference call or live webcast to discuss its fourth quarter and fiscal year 2024 financial results and ZeroFox will not be providing guidance for the first quarter or full fiscal year 2025. For further detail and discussion of ZeroFox’s financial performance please refer to ZeroFox’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024.

Additional information regarding the non-GAAP financial measures and key business measures discussed in this release, including an explanation of these measures and how each is calculated, is included below under the heading “Use of Non-GAAP Financial Measures and Key Business Measures.” A reconciliation of non-GAAP to GAAP financial measures has also been provided in the financial tables included below and is available on our Investor Relations website.

About ZeroFox

ZeroFox (Nasdaq: ZFOX), an enterprise software-as-a-service leader in external cybersecurity, has redefined security outside the corporate perimeter on the internet, where businesses operate, and threat actors thrive. The ZeroFox platform combines advanced AI analytics, digital risk and privacy protection, full-spectrum threat intelligence, and a robust portfolio of breach, incident and takedown response capabilities to expose and disrupt phishing and fraud campaigns, botnet exposures, credential theft, impersonations, data breaches, and physical threats that target your brands, domains, people, and assets. Join thousands of customers, including some of the largest public sector organizations as well as finance, media, technology and retail companies to stay ahead of adversaries and address the entire lifecycle of external cyber risks. ZeroFox and the ZeroFox logo are trademarks or registered trademarks of ZeroFox, Inc. and/or its affiliates in the U.S. and other countries. Visit www.zerofox.com for more information.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements related to the proposed transaction with Haveli Investments (the “Merger”). Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. The inclusion of any statement in this press release does not constitute an admission by ZeroFox or any other person that the events or circumstances described in such statement are material. These risks and uncertainties include, but are not limited to, the following: our ability to meet expectations regarding the timing and completion of the proposed Merger; the possibility that the conditions to the closing of the proposed Merger are not satisfied, including the risk that the required regulatory approvals are not obtained or that our stockholders do not approve the proposed Merger; the occurrence of any event, change or other circumstances that could result in the definitive agreement to be acquired (the “Merger Agreement”) being terminated or the proposed Merger not being completed on the terms reflected in the Merger Agreement, or at all; the risk that the Merger Agreement may be terminated in circumstances that require us to pay a termination fee; potential litigation relating to the proposed Merger; the risk that the proposed Merger and its announcement could have adverse effects on the market price of our common stock; the ability of each party to consummate the proposed Merger; risks related to the possible disruption of management’s attention from our ongoing business operations due to the proposed Merger; the effect of the announcement of the proposed Merger on our ability to retain and hire key personnel and maintain relationships with customers and business partners; the risk of unexpected costs or expenses resulting from the proposed Merger; defects, errors, or vulnerabilities in the ZeroFox platform, the failure of the ZeroFox platform to block malware or prevent a security breach, misuse of the ZeroFox platform, or risks of product liability claims that would harm our reputation and adversely impact our business, operating results, and financial condition; if our enterprise platform offerings do not interoperate with our customers’ network and security infrastructure, or with third-party products, websites or services, our results of operations may be harmed; we may not timely and cost-effectively scale and adapt our existing technology to meet our customers’ performance and other requirements; our ability to introduce new products and solutions and features is dependent on adequate research and development resources and our ability to successfully complete acquisitions; our success depends, in part, on the integrity and scalability of our systems and infrastructure; we rely on third-party cloud providers to host and operate our platform, and any disruption of or interference with our use of these offerings may negatively affect our ability to maintain the performance and reliability of our platform which could cause our business to suffer; we rely on software and services from other parties; we have a history of losses, and we may not be able to achieve or sustain profitability in the future; if organizations do not adopt cloud, and/or SaaS-delivered external cybersecurity solutions that may be based on new and untested security concepts, our ability to grow our business and our results of operations may be adversely affected; we have experienced rapid growth in recent periods, and if we do not manage our future growth, our business and results of operations will be adversely affected; we face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition, and results of operations; competitive pricing pressure may reduce revenue, gross profits, and adversely affect our financial results; adverse general and industry-specific economic and market conditions and reductions in customer spending, in either the private or public sector, including as a result of inflation and geopolitical uncertainty such as the ongoing conflict between Russia and Ukraine and the Israel-Hamas War, may reduce demand for our platform or products and solutions, which could harm our business, financial condition and results of operations; if we fail to adapt to rapid technological change, evolving industry standards and changing customer needs, requirements or preferences, our ability to remain competitive could be impaired; one U.S. government customer accounts for a substantial portion of our revenues; and we rely heavily on the services of our senior management team.

Additional information concerning these, and other risks, is described under the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 filed with the U.S. Securities and Exchange Commission on March 30, 2023, as updated by our subsequent Quarterly Reports on Form 10-Q. We expressly disclaim any obligation to update any of these forward-looking statements, except to the extent required by applicable law.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving ZeroFox. This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, ZeroFox filed a preliminary proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “SEC”) on March 8, 2024 relating to a special meeting of its stockholders, and will file other documents with the SEC relating to the proposed transaction, including a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”). This communication is not a substitute for the Definitive Proxy Statement or any other document that ZeroFox may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ZEROFOX ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at a stockholder meeting of ZeroFox to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in the Definitive Proxy Statement. Investors and security holders will be able to obtain the Definitive Proxy Statement and other documents ZeroFox files with the SEC (when available) free of charge at the SEC’s website (http://www.sec.gov) or at ZeroFox’s investor relations website at: https://ir.zerofox.com/ or by emailing investor@ZeroFox.com.

Participants in the Solicitation

ZeroFox and its directors and executive officers, including Adam Gerchen, Todd P. Headley, Paul Hooper, Thomas F. Kelly, Samskriti King, Teresa H. Shea and Barbara Stewart, all of whom are members of ZeroFox’s board of directors, as well as James C. Foster, ZeroFox’s Chief Executive Officer and Chairman of the board of directors, Timothy S. Bender, ZeroFox’s Chief Financial Officer, Thomas P. FitzGerald, ZeroFox’s General Counsel and Corporate Secretary, Scott O’Rourke, ZeroFox’s Chief Revenue Officer, John R. Prestridge III, ZeroFox’s Chief Product Officer, Michael Price, ZeroFox’s Chief Technology Officer, and Kevin T. Reardon, ZeroFox’s Chief Operating Officer, may be deemed to be participants in the solicitation of proxies from ZeroFox’s stockholders in connection with the proposed transaction. Information regarding such persons’ direct or indirect interests, by security ownership or otherwise, can be found in ZeroFox’s preliminary proxy statement on Schedule 14A for ZeroFox’s Special Meeting of Stockholders, filed with the U.S. Securities and Exchange Commission on March 8, 2024 under the sections entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” and “Security Ownership of Certain Beneficial Owners and Management.”

Use of Non-GAAP Financial Measures and Key Business Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures and key business measures are useful in evaluating our operating performance. We use the following non-GAAP financial information and key business measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.

Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures and key business measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures and key business measures as tools for comparison.

A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Non-GAAP Gross Profit and Non-GAAP Gross Margin

We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation expense and amortization of acquired intangible assets.

Non-GAAP Subscription Gross Profit and Non-GAAP Subscription Gross Margin

We define non-GAAP subscription gross profit and non-GAAP subscription gross margin as GAAP subscription gross profit and GAAP subscription gross margin, respectively, excluding stock-based compensation expense and amortization of acquired intangible assets.

Non-GAAP Services Gross Profit and Non-GAAP Services Gross Margin

We define non-GAAP services gross profit and non-GAAP services gross margin as GAAP services gross profit and GAAP services gross margin, respectively, excluding stock-based compensation expense and amortization of acquired intangible assets.

Non-GAAP Research and Development Expense, Non-GAAP Sales and Marketing Expense and Non-GAAP General and Administrative Expense

We define these non-GAAP measures as their respective GAAP measures, excluding stock-based compensation expense, amortization of acquired intangible assets, costs incurred for the August 2022 business combination, and purchase accounting adjustments from the August 2022 business combination.

Non-GAAP Loss from Operations

We define non-GAAP loss from operations as GAAP loss from operations, excluding stock-based compensation expense, amortization of acquired intangible assets, costs incurred for the August 2022 Business Combination, purchase accounting adjustments from the August 2022 business combination, and goodwill impairment charge.

Annual Recurring Revenue (ARR)

We define ARR as the annualized contract value of all recurring revenue related to contracts in place as of the reporting date assuming any contract is renewed on its existing terms. We continue to include ARR from customers whose term has expired within 90 days of the applicable measurement date for which we are actively negotiating renewal.

Subscription Customers

We define a subscription customer as any entity that has entered into a distinct subscription agreement for access to the ZeroFox platform or services for which the term has not ended or with which we are continuing to provide service and negotiating a renewal contract that expired within 90 days of the applicable measurement date. We do not consider our channel partners as customers. We treat managed service security providers, who may purchase our offerings on behalf of multiple companies, as a single subscription customer.

ZEROFOX HOLDINGS, INC.

Consolidated Statement of Operations

(Unaudited)

(in thousands, except share and per share data)	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	Year Ended January 31, 2024

Revenue
Subscription	$24,117	$16,505	$89,308
Services	36,391	28,892	143,992
Total revenue	60,508	45,397	233,300
Cost of revenue (1)(2)
Subscription	11,435	9,304	44,137
Services	27,605	22,241	114,199
Total cost of revenue	39,040	31,545	158,336
Gross profit	21,468	13,852	74,964

Operating expenses (1)(2)
Research and development	7,906	6,497	31,190
Sales and marketing	20,067	19,112	73,790
General and administrative	10,026	9,316	38,758
Goodwill impairment	212,092	—	284,240
Total operating expenses	250,091	34,925	427,978
Loss from operations	(228,623)	(21,073)	(353,014)
Other (expense) income
Interest expense, net	(3,984)	(3,439)	(15,202)
Change in fair value of purchase consideration liability	(1,189)	—	2,456
Change in fair value of warrant liability	164	(473)	(349)
Change in fair value of sponsor earnout shares	(134)	423	2,053
Total other expense	(5,143)	(3,489)	(11,042)
Loss before income taxes	(233,766)	(24,562)	(364,056)
Provision for (benefit from) income taxes	1,038	(8,073)	(7,746)
Net loss after tax	$(234,804)	$(16,489)	$(356,310)

Net loss per share attributable to common stockholders, basic and diluted	$(1.85)	$(0.14)	$(2.88)
Weighted-average shares used in computation of net loss per share attributable to common stockholders, basic and diluted	127,227,074	116,870,963	123,813,143

Other comprehensive income (loss)
Foreign currency translation	43	(83)	(248)
Total other comprehensive income (loss)	43	(83)	(248)
Total comprehensive loss	$(234,761)	$(16,572)	$(356,558)

\

ZEROFOX HOLDINGS, INC.

Consolidated Statement of Operations

(Unaudited)

1 Includes stock-based compensation as follows:

(in thousands)	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	Year Ended January 31, 2024
Cost of revenue - subscription	$81	$89	$219
Cost of revenue - services	32	35	111
Research and development	524	395	1,637
Sales and marketing	455	434	1,612
General and administrative	1,028	1,242	3,946
Total stock-based compensation expense	$2,120	$2,195	$7,525

2 Includes amortization of acquired intangible assets as follows:

(in thousands)	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	Year Ended January 31, 2024
Cost of revenue - subscription	$4,933	$4,790	$19,603
Sales and marketing	6,337	6,044	23,280
General and administrative	908	883	3,607
Total amortization of acquired intangible assets	$12,178	$11,717	$46,490

ZEROFOX HOLDINGS, INC.

Consolidated Balance Sheet

(Unaudited)

(in thousands, except share data)	January 31, 2024	January 31, 2023

Assets
Current assets:
Cash and cash equivalents	$33,149	$47,549
Accounts receivable, net of allowance for doubtful accounts	38,923	29,609
Deferred contract acquisition costs, current	5,351	5,456
Prepaid expenses and other assets	8,202	5,300
Total current assets	85,625	87,914

Property and equipment, net of accumulated depreciation	1,198	671
Capitalized software, net of accumulated amortization	342	253
Deferred contract acquisition costs, net of current portion	4,755	7,751
Acquired intangible assets, net of accumulated amortization	233,854	262,444
Goodwill	134,100	406,608
Operating lease right-of-use assets	3,553	720
Other assets	1,410	550
Total assets	$464,837	$766,911

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,772	$3,099
Accrued compensation, accrued expenses, and other current liabilities	17,126	18,751
Current portion of long-term debt	938	15,938
Deferred revenue, current	79,406	47,977
Operating lease liabilities, current	1,638	406
Total current liabilities	101,880	86,171

Deferred revenue, net of current portion	7,440	5,981
Long-term debt, net of deferred financing costs	196,827	157,843
Other liabilities	11,310	27,618
Operating lease liabilities, net of current portion	2,111	427
Total liabilities	319,568	278,040

Stockholders' equity
Common stock, $0.0001 par value; 1,000,000,000 authorized shares; 124,639,135 and 118,190,135 shares issued and outstanding, respectively	12	12
Additional paid-in capital	1,256,593	1,243,637
Accumulated deficit	(1,110,987)	(754,677)
Accumulated other comprehensive loss	(349)	(101)
Total stockholders’ equity	145,269	488,871
Total liabilities and stockholders' equity	$464,837	$766,911

ZEROFOX HOLDINGS, INC.

Consolidated Statement of Cash Flows

(Unaudited)

(in thousands)	Year Ended January 31, 2024

Cash flows from operating activities:
Net loss	$(356,310)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill impairment	284,240
Depreciation and amortization	1,703
Amortization of software development costs	129
Amortization of acquired intangible assets	46,490
Amortization of right-of-use assets	1,802
Amortization of deferred debt issuance costs	117
Stock-based compensation	7,525
Provision for bad debts	118
Gain on disposal of property and equipment	(4)
Change in fair value of warrants	349
Change in fair value of purchase consideration liability	(2,456)
Change in fair value of sponsor earnout shares	(2,053)
Deferred taxes	(9,140)
Noncash interest expense	14,353
Changes in operating assets and liabilities:
Accounts receivable	(6,198)
Deferred contract acquisition costs	(6,890)
Prepaid expenses and other assets	(1,992)
Accounts payable, accrued compensation, accrued expenses, and other current liabilities	(3,913)
Deferred revenue	22,038
Operating lease liabilities	(1,949)
Net cash used in operating activities	(12,041)

Cash flows from investing activities:
Business acquisition - LookingGlass, net of cash acquired	(7,892)
Purchases of property and equipment	(600)
Capitalized software	(217)
Net cash used in investing activities	(8,709)

Cash flows from financing activities:
Exercise of stock options	298
Proceeds from issuance of notes payable, net of issuance costs	7,425
Repayment of debt	(938)
Net cash provided by financing activities	6,785

Foreign exchange translation adjustment	(219)

Net change in cash, cash equivalents, and restricted cash	(14,184)
Cash, cash equivalents, and restricted cash at beginning of year	47,649
Cash, cash equivalents, and restricted cash at end of year	$33,465

Supplemental cash flow information:
Cash paid for interest	$2,021
Cash paid for income taxes	1,913

Non-cash investing and financing activities:
Issuance of warrants along with issuance of debt	$126
Issuance of common stock to partially satisfy purchase consideration liability	2,647
Accrual of purchase consideration in connection with business acquisition	9,466
Convertible note issued in connection with business acquisition	3,333
Operating lease liabilities arising from obtaining right-of-use assets	3,895

ZEROFOX HOLDINGS, INC.

Non-GAAP Financial Measures and Reconciliation to GAAP Results

(Unaudited)

Non-GAAP Gross Profit and Non-GAAP Gross Margin

(in thousands)	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	Year Ended January 31, 2024
Revenue	$60,508	$45,397	$233,300
Gross profit	21,468	13,852	74,964
Add: Stock-based compensation expense	113	124	330
Add: Amortization of acquired intangible assets	4,933	4,790	19,603
Non-GAAP gross profit	$26,514	$18,766	$94,897
Gross margin	35%	31%	32%
Non-GAAP gross margin	44%	41%	41%

Non-GAAP Subscription Gross Profit and Non-GAAP Subscription Gross Margin

(in thousands)	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	Year Ended January 31, 2024
Subscription revenue	$24,117	$16,505	$89,308
Subscription gross profit	12,682	7,201	45,171
Add: Stock-based compensation expense	81	89	219
Add: Amortization of acquired intangible assets	4,933	4,790	19,603
Non-GAAP subscription gross profit	$17,696	$12,080	$64,993
Subscription gross margin	53%	44%	51%
Non-GAAP subscription gross margin	73%	73%	73%

Non-GAAP Services Gross Profit and Non-GAAP Services Gross Margin

(in thousands)	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	Year Ended January 31, 2024
Services revenue	$36,391	$28,892	$143,992
Services gross profit	8,786	6,651	29,793
Add: Stock-based compensation expense	32	35	111
Non-GAAP services gross profit	$8,818	$6,686	$29,904
Services gross margin	24%	23%	21%
Non-GAAP services gross margin	24%	23%	21%

ZEROFOX HOLDINGS, INC.

Non-GAAP Financial Measures and Reconciliation to GAAP Results

(Unaudited)

Non-GAAP Research and Development Expense

(in thousands)	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	Year Ended January 31, 2024
Research and development expense	$7,906	$6,497	$31,190
Less: Stock-based compensation expense	524	395	1,637
Non-GAAP research and development expense	$7,382	$6,102	$29,553

Non-GAAP Sales and Marketing Expense

(in thousands)	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	Year Ended January 31, 2024
Sales and marketing expense	$20,067	$19,112	$73,790
Less: Stock-based compensation expense	455	434	1,612
Less: Amortization of acquired intangible assets	6,337	6,044	23,280
Less: Purchase accounting adjustment from the August 2022 business combination	—	—	(3,147)
Non-GAAP sales and marketing expense	$13,275	$12,634	$52,045

Non-GAAP General and Administrative Expense

(in thousands)	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	Year Ended January 31, 2024
General and administrative expense	$10,026	$9,316	$38,758
Less: Stock-based compensation expense	1,028	1,242	3,946
Less: Amortization of acquired intangible assets	908	883	3,607
Non-GAAP general and administrative expense	$8,090	$7,191	$31,205

Non-GAAP Loss from Operations

(in thousands)	Three Months Ended January 31, 2024	Three Months Ended January 31, 2023	Year Ended January 31, 2024
Loss from operations	$(228,623)	$(21,073)	$(353,014)
Add: Stock-based compensation expense	2,120	2,195	7,525
Add: Amortization of acquired intangible assets	12,178	11,717	46,490
Add: Purchase accounting adjustment from the August 2022 business combination	—	—	(3,147)
Add: Goodwill impairment	212,092	—	284,240
Non-GAAP loss from operations	$(2,233)	$(7,161)	$(17,906)

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